Exhibit 99.1

May 4, 2026 4:10 PM Eastern Daylight Time

MESABI TRUST PRESS RELEASE

NEW YORK - - (Business Wire) - -

Quarterly Royalty Report and Royalty Payment

On April 30, 2026, the Trustees of Mesabi Trust (NYSE: MSB) received the quarterly royalty report of iron ore shipments from Silver Bay, Minnesota during the quarter ended March 31, 2026 (the “Royalty Report”) from Cleveland-Cliffs Inc. (“Cliffs”), the parent company of Northshore Mining Company (“Northshore”).

As reported to Mesabi Trust by Cliffs in the Royalty Report, based on shipments of iron ore products by Northshore during the three months ended March 31, 2026, Mesabi Trust was credited with a base royalty of $1,201,501. For the three months ended March 31, 2026, Mesabi Trust was also credited with a bonus royalty in the amount of $0 (zero). The royalty payment received by Mesabi Trust also included an increase of $243,986 as a result of positive adjustments related to prior quarters. In addition, a royalty payment of $179,813 was paid to the Mesabi Land Trust. Accordingly, the total royalty payments received by Mesabi Trust on April 30, 2026 from Cliffs were $1,625,300.

As noted above, Cliffs’ Royalty Report indicated the bonus royalty is $0 (zero). Cliffs reported that all deemed shipments out of Silver Bay for the calendar quarter ended March 31, 2026 were below the 2026 adjusted bonus royalty threshold of $71.70 per ton. The prices Cliffs reported for deemed shipments in this quarter were based on a third-party sale that occurred in September 2025. Other than the time period related to Cliffs’ temporarily idling of Northshore operations from May 2022 to April 2023, this represents the first time in many years that Cliffs’ quarterly royalty report and royalty payment did not report and pay Mesabi Trust a bonus royalty for shipments of iron ore pellets made during the applicable quarter. Cliffs’ Royalty Report also indicated that royalty calculations are based on estimated prices that are subject to change. All royalties are subject to continued due diligence review and verification by Mesabi Trust.

Royalties paid to Mesabi Trust are based on the volume of iron ore pellets and other products produced or shipped during the quarter and the year to date, the pricing of iron ore product sales, and the percentage of iron ore pellet production and shipments from Mesabi Trust lands rather than from non-Mesabi Trust lands.  In the first calendar quarter of 2026, Cliffs credited Mesabi Trust with 938,572 tons of iron ore shipped, as compared to 457,728 tons shipped during the first calendar quarter of 2025. Cliffs’ Royalty Report reflected no additional third-party sale transactions of iron ore pellets since reporting several low volume shipments of iron ore pellets to a single Cliffs’ third-party customer in September 2025.

The volume of iron ore pellets (and other iron ore products) produced or shipped by Northshore varies from quarter to quarter and year to year based on a number of factors including, among others, Cliffs’ decisions to idle Northshore operations (which occurred from May 2022 until April 2023), the requested delivery schedules of customers (including affiliates), general economic conditions in the iron ore industry, and production schedules and weather conditions on the Great Lakes.  These multiple factors can result in significant variations in royalties received by Mesabi Trust (and in turn, the resulting funds available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and from year to year. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Based on the above factors, and as indicated by Mesabi Trust’s historical distribution payments, the royalties received by Mesabi Trust, and the distributions paid to Unitholders, if any, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, if any, in any subsequent quarter or full year.

Other Available Information

Mesabi Trust’s Annual Report on Form 10‑K for the Trust’s fiscal year ended January 31, 2026, which includes the audited financial statements of Mesabi Trust, was filed with the Securities and Exchange Commission on April 22, 2026. Mesabi Trust Unitholders may obtain a hard copy of the complete audited financial statements, which is included as Exhibit 13 to Mesabi Trust’s Annual Report, free of charge upon request to Mesabi Trust’s Corporate Trustee, at:

Mesabi Trust

c/o Deutsche Bank Trust Company Americas, Corporate Trustee

Trust and Agency Services — GDS

1 Columbus Circle, 17th Floor New York, NY 10019

(904) 271-2520

Unitholders can also directly access the audited financial statements of Mesabi Trust by navigating to Mesabi Trust’s website at www.Mesabi-Trust.com and clicking on the Edgar Filings (SEC) link under the Menu to the right of the SEC Filings page by scrolling down to the desired Annual Report on Form 10‑K under Exhibit 13 thereof, beginning on page F‑1 of each such Report.

Forward-looking Statements

This report contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore during 2026, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, infrequent and low volume third-party customer pellet sale transactions, uncertainties arising from war, terrorist events, imposition or termination of duties or tariffs, including tariffs and retaliatory tariffs, and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, market inputs tied to indexed price adjustment factors found in some pellet supply agreements between Cliffs and some of its customers, resulting in future adjustments to royalties payable to Mesabi Trust and other factors.  In addition, any future production curtailments or idling of Northshore operations, about which the Trust may have little or no prior notice, could materially adversely affect the royalty income of the Trust, as well as the resulting cash available for distribution by the Trust to Unitholders. Further, such developments could have a material adverse impact on the market price of the Trust’s Units. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained in Mesabi Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2026 (filed April 22, 2026). Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.